EATON VANCE SENIOR FLOATING-RATE TRUST

AMENDMENT TO AGREEMENT AND DECLARATION OF TRUST

AMENDMENT effective August 11, 2008, made to the Agreement and Declaration of Trust dated August 5, 2003, as amended, (hereinafter called the "Declaration") of Eaton Vance Senior Floating-Rate Trust, a Massachusetts business trust (hereinafter called the "Trust"), by at least a majority of the Trustees of the Trust in office on August 11, 2008.

WHEREAS, Section 8.3 of Article VIII of the Declaration empowers a majority of the Trustees of the Trust to amend the Declaration without the vote or consent of Shareholders to make such changes as do not have a materially adverse effect on the rights or interests of Shareholders;

NOW, THEREFORE, at least a majority of the duly elected and qualified Trustees do hereby amend the Declaration in the following manner:

1.	Section 8.3 of Article VIII of the Declaration is hereby amended and restated in its entirety to read as follows:

Section 8.3. Amendments. The establishment and designation and the relative rights and preferences of any Series or Class of Shares approved in accordance with Section 5.1 shall, without any authorization, consent or vote of the Shareholders, effect an amendment of this Declaration. Except as otherwise provided in this Section, if authorized by a majority of the Trustees and by vote of a majority of the outstanding voting securities of the Trust affected by the amendment (which voting securities shall, unless otherwise provided by the Trustees, vote together on such amendment as a single class), or by any larger vote which may be required by applicable law or this Declaration of Trust in any particular case, the Trustees may amend or otherwise supplement this Declaration. The Trustees may also amend this Declaration without the vote or consent of Shareholders to change the name of the Trust or to make such other changes as do not have a materially adverse effect on the rights or interests of Shareholders hereunder or if they deem it necessary to conform this Declaration to the requirements of applicable Federal laws or regulations or the requirements of the regulated investment company provisions of the Internal Revenue Code, but the Trustees shall not be liable for failing so to do. Any amendment of or supplement to this Declaration of Trust shall be effective as provided by its terms or, if there is no provision therein with respect to effectiveness, (i) upon the signing of an instrument by a majority of the Trustees then in office or (ii) upon the execution of an instrument and a certificate (which may be part of such instrument) executed by a Trustee or officer of the Trust to the effect that such amendment has been duly adopted.

No amendment may be made under this Section which shall amend, alter, change or repeal any of the provisions of Article VIII unless the amendment effecting such amendment, alteration, change or repeal shall receive the affirmative vote or consent of the holders of two-thirds of each Class and Series of Shares outstanding and entitled to vote (with each such Class and Series separately voting thereon on consenting thereto as a separate Class or Series). Such affirmative vote or consent shall be in addition to the vote or consent of the holders of Shares otherwise required by law or by any agreement between the Trust and any national securities exchange.

Nothing contained in this Declaration shall permit the amendment of this Declaration to impair the exemption from personal liability of the Shareholders, Trustees, officers, employees and agents of the Trust or to permit assessments upon Shareholders.

Notwithstanding any other provision hereof, until such time as a Registration Statement under the Securities Act of 1933, as amended, covering the first public offering of securities of the Trust shall have become effective, this Declaration may be terminated or amended in any respect by the affirmative vote of a majority of the Trustees or by an instrument signed by a majority of the Trustees.

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IN WITNESS WHEREOF, the undersigned certifies this amendment has been duly adopted at a meeting of the Board of Trustees held on August 11, 2008.  Signed this 5th day of September, 2008.

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Maureen A. Gemma
Secretary to the Trust